Exhibit 99.1

Ascent Solar Secures $35 Million Financing Agreement

November 17, 2014. THORNTON, Colo.—(BUSINESS WIRE)— Ascent Solar Technologies, Inc. (NASDAQ:ASTI), a manufacturer of state-of-the-art, flexible thin-film photovoltaic modules, integrated into the Company’s new EnerPlexTM series of consumer products, announced today the signing of a definitive agreement to raise $35 million in financing from one institutional investor.

Pursuant to the definitive agreement, the Company will issue (i) $32 million principal amount of senior secured convertible notes, (ii) $3 million of Series D convertible preferred stock and (iii) warrants to purchase shares of its common stock. The transaction is subject to customary closing conditions and is expected to close by November 21, 2014. WestPark Capital, Inc. acted as the sole placement agent.

Ascent Solar will receive $4.5 million in gross proceeds at closing. The remaining $30.5 million of gross proceeds from the financing will be placed at closing into restricted control accounts of the Company. The Company expects to receive an additional $2.5 million of gross proceeds from the control accounts in December 2014 or January 2015, conditioned upon receiving stockholder approval of certain share issuances relating to the financing and having a resale registration statement declared effective. The Company expects to receive an additional $6.0 million of gross proceeds from the control accounts 75 days after receiving the installment of $2.5 million. Thereafter, the remaining gross proceeds of $22 million will be released for the Company’s use in $6.0 million installments each 90 days thereafter.

Ascent intends to use the proceeds of the offering to fund the continued operations and expansion of its retail channels for its EnerPlex products in the US, Europe and Asia, brand building, as well as the launch of additional EnerPlex products.

The economic terms of the notes and the Series D Preferred Stock are substantially similar.

The notes and warrants will be issued to the investor in a private placement. As part of the financing, the Company entered into a registration rights agreement pursuant to which it agreed to file a registration statement following closing with the U.S. Securities and Exchange Commission (the “SEC”) registering for resale a portion of the shares of common stock issuable upon conversion of, or as payment of principal and interest on, the notes and upon exercise of the warrants.

The Series D preferred stock will be issued to the investor through a registered direct offering.

A shelf registration statement (File No. 333-199214) relating to the Series D preferred stock being offered has been filed with and declared effective by the SEC.

A prospectus supplement relating to the offering of the Series D preferred stock will be filed by the Company with the SEC. Copies of the prospectus supplement, together with the accompanying prospectus, can be obtained at the SEC’s website at http://www.sec.gov or from Ascent Solar Technologies, Inc., 12300 Grant Street, Thornton CO 80241, Attention: Investor Relations.

This press release includes a summary of the general terms of the transaction. The complete terms of the financing have been included in a Form 8-K filed by Ascent Solar with the SEC on November 17, 2014.

This press release does not and shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration under the securities laws of any state or jurisdiction. Any offering of the Series D preferred stock will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

About Ascent Solar Technologies:

Ascent Solar Technologies, Inc. is a developer of thin-film photovoltaic modules with substrate materials that can be more flexible and affordable than most traditional solar panels. Ascent Solar modules can be directly integrated into standard building materials, aerospace applications, consumer electronics for portable power or configured as stand-alone modules for large scale terrestrial deployment. Ascent Solar is headquartered in Thornton, Colorado. For more information, go to www.ascentsolar.com.

Forward-Looking Statements:

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company’s actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as “believes,” “belief,” “expects,” “expect,” “intends,” “intend,” “anticipate,” “anticipates,” “plans,” “plan,” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission.

Ascent Solar Technologies

CleanTech IR

Brion Tanous, 310-541-6824

Mobile: 424-634-8592

btanous@cleantech-ir.com

or

Ascent Solar Technologies

Justin R. Jacobs, 1-720-872-5194

jjacobs@ascentsolar.com